Exhibit 99.2

News Corp Begins Executing On Stock Buyback Program

New York, NY – May 10, 2015 – News Corp announced today that it has begun repurchasing shares of Class A Common Stock under its previously disclosed buyback program.

This marks the first time the company has bought back stock under the program since the "new" News Corp was established as a separate, publicly-traded company in mid-2013.

"We had indicated to investors that we needed two years to set the new News firmly on a digital and global course, and are confident that the substantial progress made thus far enables us to take this positive action ahead of schedule," said News Corp Chief Executive Robert Thomson.  "The development of our print businesses, the prudent extension of our portfolio and the stewardship of our resources mean that we are able to consider our capital allocation options from a position of strength. Our buyback program is clearly a vote of confidence in the company's prospects and its potential."

Future repurchases, if any, will depend on the company's liquidity and cash flow, as well as general market conditions and other considerations.

Since the separation of News Corporation into two companies in 2013, News Corp has pursued a strategy of digital and global growth, and has created a diverse line of businesses, bolstered by such acquisitions as Harlequin and Move, Inc.

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Forward-Looking Statements

This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in News Corp's filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.

About News Corporation
News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, cable network programming in Australia, digital real estate services, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin
Investor Relations
212-416-3363
mflorin@newscorp.com

Jim Kennedy
Corporate Communications
212-416-4064
jkennedy@newscorp.com